EXHIBIT 3.1
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                          CERTIFICATE OF INCORPORATION

                                       OF

                           THINKENGINE NETWORKS, INC.


FIRST:   The name of the corporation is: ThinkEngine Networks, Inc. (the
"Corporation").

SECOND: The Corporation is organized pursuant to the General Corporation Law of the State of Delaware (the "Delaware Law"). The registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, county of New Castle, Wilmington, Delaware 19808, and the name and address of its registered agent for service of process is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, county of New Castle.

THIRD:   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware Law, and the Corporation shall have all powers necessary to engage in such acts or activities, including, but not limited to, the powers enumerated in the Delaware Law.

FOURTH: (a) Shares Authorized. The Corporation shall be authorized to issue is 20,000,000 shares of Common Stock, $.001 par value per share (the "Common Stock").

         (b) Common Stock. The shares of Common Stock shall together have unlimited voting rights, shall be entitled to receive, when and as declared by the Board of Directors out of the assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors, and shall be entitled to receive the net assets of the Corporation upon dissolution.

         (c) No Preemptive Rights. No holder of any stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive rights to subscribe for or purchase any stock or any other securities of the Corporation other than such rights, if any, as the Board of Directors, in its sole discretion, may fix; and any stock or other securities which the Board of Directors may determine to offer for subscription may, within the Board of Directors' sole discretion, be offered to the holders of any class, series or type of stock or other securities at the time outstanding to the exclusion of holders of any or all other classes, series or types of stock or other securities at the time outstanding.

FIFTH:   The name and mailing address of the sole incorporator is as follows:

                                   Michael Grundei, Esq.
                                   Wiggin and Dana LLP
                                   400 Atlantic Street
                                   Stamford, Connecticut 06901
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SIXTH:   (a) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, the number of Directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

         (b) There shall be no cumulative voting in the election of Directors.

         (c) Election of Directors need not be by written ballot unless the bylaws of the Corporation so provide.

         (d) Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of Directors may be filled solely by a majority of the Directors then in office (although less than a quorum) or by the sole remaining Director.

SEVENTH: Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the Delaware Law and may not be taken by written consent of stockholders without a meeting, provided, however, that such action may be taken by unanimous written consent of the stockholders without a meeting.

EIGHTH: Special meetings of the stockholders may be called only by the Board of Directors, pursuant to a resolution approved by a majority of the full Board of Directors.

NINTH:   In furtherance, and not in limitation, of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, make, alter or repeal the Bylaws of the Corporation.

TENTH:   (a) A Director of the Corporation shall not be liable to the
Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director to the fullest extent permitted by the Delaware Law.

         (b) Indemnification.

             (i) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a member of any committee or similar body, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Delaware Law. The right to indemnification conferred in this Article TENTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the Delaware Law. The right to indemnification conferred in this Article TENTH shall be a contract right.

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             (ii) The Corporation may, by action of the Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the Delaware Law.

         (c) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the Delaware Law.

         (d) The rights and authority conferred in this Article TENTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

         (e) Neither the amendment nor repeal of this Article TENTH, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Corporation, nor, to the fullest extent permitted by the Delaware Law, any modification of law, shall eliminate or reduce the effect of this Article TENTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

ELEVENTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the Delaware Law and, except as otherwise provided in Article TENTH, all rights and powers conferred herein on stockholders, Directors and officers, if any, are subject to this reserved power.

         IN WITNESS WHEREOF, this Certificate of Incorporation has been executed by the Sole Incorporator on this 15th day of December, 2006.



                                                      By: /s/ Michael Grundei
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                                                      Name:  Michael Grundei
                                                      Title: Sole Incorporator






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